Exhibit 10.3

EXECUTION VERSION

GUARANTY AGREEMENT

GUARANTY AGREEMENT, dated as of July 15, 2022 (this “Guaranty”), made by Radian Group Inc., a Delaware corporation (“Parent Guarantor”), in favor of Goldman Sachs Bank USA, a national banking institution (“Buyer”).

RECITALS

WHEREAS, pursuant to that certain Master Repurchase Agreement, dated as of July 15, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Buyer, Radian Mortgage Capital LLC, as guarantor, and Radian Liberty Funding LLC, as seller (“Seller”), Seller and Buyer may, from time to time, enter into the Transactions; and

WHEREAS, Parent Guarantor derives a substantial direct and indirect benefit from (i) Buyer entering into Transactions with Seller pursuant to the Agreement and (ii) Radian Mortgage Capital LLC (“Guarantor”) entering into the Guaranty and Security Agreement (the “Guaranty and Security Agreement”), dated as of July 15, 2022, made by Guarantor in favor of Buyer, and providing the guaranty pursuant to the terms of the Guaranty and Security Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent Guarantor has agreed to provide this Guaranty in respect of the Obligations (as defined herein), and hereby agrees as follows:

1. Defined Terms.

(a) Terms used herein and not defined herein shall have the meanings given to them in the Agreement.

“Acquisition”: Any transaction or any series of related transactions (in each case unless solely among the Parent Guarantor and/or one or more of its Subsidiaries) consummated on or after the date of this Guaranty, by which the Parent Guarantor or any of its Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or of any business or division thereof, whether through purchase of assets, merger or otherwise or (ii) acquires at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Applicable Insurance Regulatory Authority”: With respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Freddie Mac, Fannie Mae, the Federal Housing Finance Agency, and any other financial services entity established by any Governmental Authority and engaged in the purchase of mortgage loans.

“Consolidated Net Income”: With reference to any period, the net income (or loss) of the applicable Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”: At any time with respect to any Person, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Subsidiaries under shareholders’ equity at such date, excluding the effect thereon of any accumulated other comprehensive income (or loss).

“Consolidated Total Capitalization”: At any time the sum of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth of the Parent Guarantor, each calculated at such time.

“Consolidated Total Debt”: At any time the aggregate principal amount of all Debt (excluding obligations in respect of undrawn letters of credit) of the Parent Guarantor and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Contingent Obligations not required to be reflected on the balance sheet of the Parent Guarantor and its Subsidiaries do not constitute Consolidated Total Debt.

“Contingency Reserve Amount”: As of any date of determination, with respect to any Regulated Insurance Company, the aggregate amount of contingency reserve of such Regulated Insurance Company at such time (as determined in accordance with SAP), as included in aggregate write-ins for liabilities on page 3, line 25, column 1 of the most recent financial statement of such Regulated Insurance Company and as reported as “Contingency reserve” in the Details of Write-Ins of such financial statement of such Regulated Insurance Company (or equivalent page, line or statement, to the extent that any thereof is modified or replaced) or equivalent form in the applicable jurisdiction in which such Regulated Insurance Company operates.

“Contingent Obligation”: With respect to any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, to the extent the foregoing are contained therein, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, however, that the term Contingent Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business, (b) insurance or reinsurance written by a

Regulated Insurance Company that is a direct or indirect Subsidiary of the Parent Guarantor, (c) indemnification arrangements made in connection with the settlement of disputes with, or claims asserted by, third parties, (d) joint and several obligations arising in the ordinary course of business, such as those resulting from the filing of consolidated federal income tax returns, and (e) indemnification obligations under the by-laws of the Parent Guarantor or its Affiliates. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Guarantor in good faith.

“Debt-to-Total Capitalization Ratio”: At any time the ratio of (i) Consolidated Total Debt to (ii) Consolidated Total Capitalization.

“Disqualified Capital Stock”: Any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Facility Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interest referred to in clause (a) above, in each case at any time on or prior to date that is 91 days after the Facility Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Guaranteed Obligations; provided, however, that (x) any equity interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such equity interest upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Facility Termination Date shall not constitute Disqualified Capital Stock if such equity interest provides that the issuer thereof will not redeem any such equity interest pursuant to such provisions prior to the repayment in full of the Guaranteed Obligations, and (y) if such equity interest is issued to any employee or to any Plan for the benefit of employees of the Parent Guarantor or the Subsidiaries or by any such Plan to such employees, such equity interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Guarantor or any Subsidiary in order to satisfy applicable compulsory statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Insurance Business”: One or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other lines of business incidental, reasonably related or complementary thereto.

“Investment”: With respect to any Person, (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, debit and credit card receivables and advances to customers (including premium receivables) and third party servicers arising in the ordinary course of business) or capital contribution by such Person; and (b) any purchase by such Person of stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities).

“Obligations”: As of any date of determination, the unsatisfied obligations and liabilities of Seller to Buyer and of Guarantor to Buyer, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with the Agreement, the Guaranty and Security Agreement or any other Principal Agreement.

“Permitted Acquisition”: Any Acquisition made by the Parent Guarantor or any of its Subsidiaries; provided that, (a) as of the date of the consummation of such Acquisition, no Potential Default or Event of Default shall have occurred and be continuing or would exist upon giving effect to such Acquisition and the Parent Guarantor shall be in pro forma compliance with the financial covenants contained in Exhibit A hereto, and the representation and warranty contained in Section 3(a) shall be true both immediately before and upon giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis, (c) the business to be acquired in such Acquisition is primarily in the same line of business as the Parent Guarantor or any of its Subsidiaries at the time of such Acquisition or a line of business incidental, reasonably related or complementary thereto and (d) in the case of an Acquisition involving total consideration in excess of $75,000,000, the Parent Guarantor shall have furnished to the Buyer (i) a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Exhibit A hereto for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period and (ii) to the extent available, financial statements of the Person or business to be acquired and all such other information, data, documents and agreements (including any acquisition agreement or purchase agreement) related to such transaction as may be reasonably requested by the Buyer.

“Property”: With respect to any Person, any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Regulated Insurance Company”: Any Subsidiary, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Restricted Payment”: Any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Parent Guarantor or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Parent Guarantor or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Parent Guarantor or any Subsidiary thereof. It is understood that Debt convertible into an equity interest of the Parent Guarantor or any Subsidiary is not an equity interest.

“Statutory Surplus”: As to any Regulated Insurance Company at any time, the aggregate amount of surplus as regards policyholders of such Regulated Insurance Company at such time (as determined in accordance with SAP), as set forth on page 3, line 37, column 1 of the most recent financial statements of such Regulated Insurance Company (or equivalent page, line or statement, to the extent that any thereof is modified or replaced) or equivalent form in the applicable jurisdiction in which such Regulated Insurance Company operates.

“Total Adjusted Capital”: As of any date of determination, the sum of (i) Statutory Surplus plus (ii) the Contingency Reserve Amount.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guaranty. (a) Parent Guarantor hereby, unconditionally and irrevocably, guarantees to Buyer and its successors, endorsees, transferees and assigns, the prompt and complete payment by each of Seller and Guarantor and when due (whether at the stated maturity, by acceleration or otherwise but, for the avoidance of doubt, inclusive of any and all applicable grace periods) of the Obligations (the “Guaranteed Obligations”).

(b) Parent Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations described in this Guaranty and/or enforcing any rights with respect to, or collecting against, Parent Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guaranteed Obligations are paid in full, notwithstanding that from time to time prior thereto Seller or Guarantor may be free from any Guaranteed Obligations.

(c) Except as expressly provided elsewhere in this Guaranty, no payment or payments made by Seller, Guarantor or any other Person (except for payments made by Parent Guarantor in respect of the Guaranteed Obligations) or received or collected by Buyer from Seller, Guarantor or any other Person (except for payments received or collected from Parent Guarantor in respect of the Guaranteed Obligations) by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Parent Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Guaranteed Obligations are paid in full and the satisfaction and discharge of the Agreement.

(d) Parent Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to Buyer on account of its liability hereunder, it will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Representations and Warranties of Parent Guarantor; Covenants of Parent Guarantor.

(a) Parent Guarantor hereby represents and warrants as of the date hereof through and until the date on which all obligations of Parent Guarantor, Seller and Guarantor under the Principal Agreements are fully satisfied, unless otherwise indicated:

(i) that it has received and reviewed copies of the Principal Agreements;

(ii) that it has a financial interest in each of Guarantor and Seller and it has determined that it will benefit from the execution of the Principal Agreements;

(iii) that no document or information was untrue, incomplete or misleading in any material respect as of the date such document or information was provided;

(iv) that it (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, except where the failure to obtain any such governmental licenses, authorizations, consents and approvals could not reasonably be likely to result in a Material Adverse Effect and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(v) that the execution, delivery and performance by it of this Guaranty and all other documents and transactions contemplated hereby, are within its corporate powers have been duly authorized by all necessary corporate action and do not constitute or will not result in (A) a breach of any of the terms, conditions or provisions of its certificate of formation or operating agreement (or corresponding organizational documents if it is not a limited liability company); (B) a breach of any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, servicing contract or any other material contractual obligation of it; (C) a material default or an acceleration under any of the foregoing; (D) the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject; except, in each case, where such breach, default or violation could not reasonably be likely to have a Material Adverse Effect; (E) the violation of any order, judgment, injunction or decree of any court or other agency of government binding on it, (F) or require the creation or imposition of any Lien upon any of the properties or assets of Parent Guarantor (other than any Liens created under any Principal Agreement in favor of Buyer), or (G) or require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of the it, except for such approvals or consents which have been obtained on or before the Effective Date.

(vi) that this Guaranty and all other documents contemplated hereby constitute legal, binding and valid obligations of it, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(vii) that the execution and delivery of each of this Guaranty and all other documents contemplated hereby and the performance of its obligations thereunder do not require any order, license, consent, approval, authorization, validation or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date except for the failure to obtain any such license, consent, approval, authorization or other action which could not reasonably be expected to result in a Material Adverse Effect.

(viii) that it is not in violation of any of its certificate of formation or operating agreement (or corresponding organizational documents if it is not a limited liability company), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could reasonably be expected to result in a Material Adverse Effect.

(ix) that all financial statements of Parent Guarantor (and its Subsidiaries, on a consolidated basis) delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The consolidated financial statements of Parent Guarantor (and its Subsidiaries, on a consolidated basis) have been prepared in accordance with GAAP consistently applied throughout the periods involved, and, to Parent Guarantor’s knowledge, there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Parent Guarantor. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Parent Guarantor (and its Subsidiaries, on a consolidated basis), there has been no material adverse change in the assets, liabilities or financial condition of Seller, Parent Guarantor or Guarantor nor is it aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of it, is threatened, that (i) could reasonably be expected to render it unable to perform its obligations under this Guaranty and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) could reasonably be expected to result in a Material Adverse Effect.

(x) [Reserved].

(xi) that it has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer, except for such properties and other assets that have been disposed of in the ordinary course of business of its business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(xii) that there are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of it, threatened or affecting it or any of its Subsidiaries or any of the property thereof before any court or Governmental Authority that have a reasonable likelihood of success which if adversely determined would be reasonably likely to have a Material Adverse Effect which are required to be disclosed by Parent Guarantor pursuant to applicable SEC rules.

(xiii) it and its Subsidiaries have filed all U.S. federal and state income tax returns and all other tax returns which are required to be filed by them and have paid all U.S. federal and state income taxes and all other taxes due from it and its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or SAP, as applicable and/or (b) where the failure to so file or pay could not reasonably be likely to result in a Material Adverse Effect.

(xiv) that it is not in default beyond any applicable grace period under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that could reasonably be expected to result in a Material Adverse Effect.

(xv) that it, its Subsidiaries, their ERISA Affiliates, and each Plan are in compliance in all material respects with the requirements of ERISA and the Code with respect to any Plan, and no Reportable Event has occurred with respect to any Plan. No Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA. Parent Guarantor, its Subsidiaries do not provide any medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or any similar state or local law (collectively, “COBRA”), except as could not reasonably be likely to result in a Material Adverse Effect. None of the assets of it or any of its Subsidiaries are “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Parent Guarantor and its Subsidiaries and their respective ERISA Affiliates have made all required contributions to each Plan, and to each Multiemployer Plan to which it is obligated to contribute, except as could not reasonably be likely to result in material liability to it. No event or condition described in clauses (a) through (f) of Section 3(b)(xi) has occurred or exists, other than an event or condition with respect to which notice has been provided in accordance with Section 3(b)(xi).

(xvi) that neither this Guaranty nor any representations and warranties or information, reports, financial statements, exhibits and schedules furnished in writing, or made available for viewing, by or on behalf of Parent Guarantor or any of its Affiliates or Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Guaranty and the other Principal Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact. All written information furnished or made available, as applicable, after the date hereof by or on behalf of Parent Guarantor or any of its Affiliates or Subsidiaries to Buyer in connection with this Guaranty and the other Principal Agreements and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect as of the date such information is provided and when taken as a whole with all other information so provided; provided that, with respect to financial projections, forecasts, budgets and other forward looking information, Parent Guarantor represents only that such information was prepared in good faith based on assumptions believed by Parent Guarantor to be reasonable at the time made and at the time such materials were so furnished.

(xvii) neither Parent Guarantor or nor any of its Subsidiaries are required to register, nor will Parent Guarantor or any of its Subsidiaries be required to register as a result of the transactions contemplated hereby, as an “investment company” under the Investment Company Act of 1940 (as amended, the “Investment Company Act”) and although there may be additional exclusions or exemptions available to Parent Guarantor, Guarantor or Seller, Parent Guarantor will rely on Section 3(c)(3) under the Investment Company Act for its exclusion from the definition of “investment company”, and Guarantor and Seller will rely on Section 3(c)(5)(C) under the Investment Company Act for its exclusion from the definition of “investment company”; no one acting on Parent Guarantor’s, Guarantor’s or Seller’s behalf has taken any action that would require registration of Parent Guarantor, Guarantor, Seller or any of their respective Subsidiaries under the Investment Company Act, and no one acting on Parent Guarantor’s, Guarantor’s or Seller’s behalf has authorized or will authorize any Person to act in such manner. Neither Parent Guarantor nor any of its Subsidiaries are required to be registered as an “investment company” within the meaning of the Investment Company Act. Each of Parent Guarantor, Guarantor and Seller is structured so as not to constitute a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(xviii) the fair value of its assets is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of it in accordance with GAAP) and it is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. It does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. It is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets. It is not transferring any Assets with any intent to hinder, delay or defraud any of its creditors.

(xix) that except as identified pursuant to a notice delivered in accordance with Section 3(b)(viii)(J), its chief executive office is located at 550 East Swedesford Rd., #350 Wayne, Pennsylvania 19087.

(xx) that it has complied with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”), and, if applicable, it has established an anti-money laundering compliance program if required by the Anti-Money Laundering Laws.

(xxi) that neither it nor any Person controlling or controlled by it nor any Person having a direct beneficial interest in it nor any Person for whom it is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), (2) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(xxii) that no part of the proceeds of the Purchase Price will be used, directly or indirectly, by any Person for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(xxiii) that it acknowledges by executing this Guaranty that Buyer has notified it that, pursuant to the requirements of the Patriot Act, Buyer is required to obtain, verify and record such information as may be necessary to identify it, and confirm that the administrator of it (or the administrator of the applicable direct or indirect owner of Equity Interests of it) has obtained, verified and recorded such information as may be necessary to identify any Person owning ten percent (10.00%) or more of the direct Equity Interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the Patriot Act.

(xxiv) that none of Parent Guarantor or any director, officer, agent or employee of Parent Guarantor, has used any of the proceeds of any Transaction (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which Parent Guarantor conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxv) [Reserved].

(xxvi) except as disclosed in the financial statements described in Section 3(a)(ix), it is not a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition. It is not in breach or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could reasonably be expected to have a Material Adverse Effect on it. There are no breaches or defaults under the Principal Agreements to which it is a party. No holder of any indebtedness of it has given notice of any asserted default thereunder.

(xxvii) Since March 31, 2022, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(b) Parent Guarantor hereby covenants with Buyer that during the term of the Agreement and for so long as there remain any obligations of Parent Guarantor, Seller and/or Guarantor to be paid or performed under the Principal Agreements as follows:

(i) Parent Guarantor shall deliver to Buyer, to the extent not otherwise publicly available, such information regarding the operations, business, and financial condition of Parent Guarantor or any of its Subsidiaries as Buyer may reasonably request;

(ii) Parent Guarantor shall, upon reasonable request of Buyer and at its own expense, promptly: (A) execute and deliver to Buyer all such other and further documents reasonably required by Buyer in connection with the transactions contemplated under the Principal Agreements, and (B) take such other action as Buyer may reasonably require, in each case, to carry out the intent of the provisions under this Guaranty and any other Principal Agreement;

(iii) As soon as possible but in any event within forty-five (45) calendar days after the end of the first three quarters of each fiscal year of Parent Guarantor, Parent Guarantor shall deliver to Buyer the consolidated balance sheet of Parent Guarantor and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Parent Guarantor and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to the absence of footnotes and to year-end audit adjustments) by the chief financial officer, chief accounting officer or treasurer of Parent Guarantor as having been prepared in accordance with GAAP and being fairly stated in all material respects.

(iv) As soon as possible but in any event within ninety (90) calendar days after the end of each fiscal year, Parent Guarantor shall deliver to Buyer consolidated financial statements of Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other nationally recognized independent public accountants, which financial statements shall set forth in comparative form the figures for the previous year and which report shall be without a “going concern” or like qualification or exception or qualification as to scope of such audit (other than any “going concern” qualification arising out of an upcoming maturity date of any material Debt that is scheduled to occur within one year from the time such report is delivered).

(v) Together with the financial statements required to be delivered pursuant to Sections 3(b)(iii) and (iv), Parent Guarantor shall deliver to Buyer an officer’s certificate substantially in a form attached as Exhibit C to the Repurchase Agreement, which shall include details of uninsured Government Mortgage Loans, a list of all mortgage financing facilities including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facilities, that were entered into by Parent Guarantor, Guarantor or Seller in the preceding quarter, and evidence of compliance with all financial covenants. Notwithstanding the foregoing, any documents required to be delivered pursuant to Section 3(b)(i), (iii) and (iv) may be delivered electronically by Parent Guarantor filing such documents for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (or any successor thereto) or by the Parent Guarantor posting such documents on the Parent Guarantor’s primary website (currently http://www.radian.com) or on any other site on the worldwide web, which primary website or other site is accessible by the Buyer through a widely held nationally recognized web browser and from which such documents may be readily viewed and printed, and, if so delivered, shall be deemed to have been delivered on the date on which (x) such documents are filed for public availability on EDGAR or are so posted for public availability on the Parent Guarantor’s primary website, as the case may be, or (y) the Parent Guarantor notifies (which may be by facsimile or electronic mail) the Buyer that such financial statements have been posted on such other site (the address of which shall be contained in such notice), which other site complies with the foregoing requirements. The Buyer shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Guarantor with any request for delivery, and the Buyer shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(vi) As may be reasonably requested by Buyer from time to time, Parent Guarantor shall deliver to, or make available for viewing by, Buyer within thirty (30) calendar days of filing or receipt: (i) copies of all regular or periodic financial or other reports, if any, that Parent Guarantor files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Parent Guarantor from any Takeout Investor, Insurer or licensing authority. In addition, Parent Guarantor shall deliver to, or make available for viewing by, Buyer, with reasonable promptness, such further information reasonably related to the business, operations, properties or financial condition of Parent Guarantor, in such detail and at such times as Buyer may reasonably request. Parent Guarantor understands and agrees that all reports and information provided to Buyer by or relating to Parent Guarantor may be disclosed to Buyer’s Affiliates.

(vii) Parent Guarantor shall give Buyer prompt (but in no event later than three (3) Business Days after Parent Guarantor becoming aware, except for clause (N), with respect to which notice shall be provided immediately upon becoming aware) written notice, in reasonable detail, of:

(A) any action, suit or proceeding instituted by or against Parent Guarantor in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Parent Guarantor, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Parent Guarantor, (i) involves a potential liability, on an individual or aggregate basis, with respect to which there is a reasonable likelihood that such action, suit or proceeding will result in a liability equal to or greater than $75,000,000, (ii) that causes the aggregate outstanding potential liability of actions, suits and proceedings with respect to which there is a reasonable likelihood of an adverse determination to exceed $75,000,000, (iii) that could reasonably be expected to have a Material Adverse Effect and is not covered by insurance, (iv) that questions or challenges the validity or enforceability of any of the Principal Agreements or (v) questions or challenges compliance of (x) with respect to any Related Mortgage Loans, Purchased Asset or assets similar to the Purchased Assets, with the Ability to Repay Rule or (y) with respect to any Related Mortgage Loans, Purchased Asset or assets similar to the Purchased Assets, the QM Rule;

(B) the filing, recording or assessment of any federal, state or local tax lien against Parent Guarantor, or any of Parent Guarantor’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent Guarantor;

(C) the occurrence of any Potential Default or Event of Default;

(D) the actual, or threatened in writing, suspension, revocation or termination (other than a termination by Parent Guarantor without cause) of Parent Guarantor’s licensing or eligibility in a manner that could result in a Material Adverse Effect with respect with respect to Parent Guarantor as an approved, licensed lender, seller, mortgagee or servicer of assets similar to the Purchased Assets or Related Mortgage Loans;

(E) [reserved];

(F) [reserved];

(G) any Takeout Investor that threatens in writing to set-off amounts owed by Parent Guarantor to such Takeout Investor against the purchase proceeds owed by the Takeout Investor to Parent Guarantor for the Related Mortgage Loans and/or Mortgage-Backed Securities with respect to the Purchased Assets (excluding amounts owed by Parent Guarantor to the Takeout Investor which are directly related to Purchased Assets and which are expressly allowed to be set-off by the Takeout Investor pursuant to the related Bailee Agreement or Purchase Commitment);

(H) any condition or event that constitutes an “event of default” under any Debt with an outstanding principal amount greater than $75,000,000 or that notice has been given to any party thereunder with respect thereto that could reasonably be expected to have a Material Adverse Effect;

(I) any other action, event or condition of any nature that could reasonably be expected to lead to or result in a Material Adverse Effect or that with notice or lapse of time or both, would constitute a default under any material agreement, instrument or indenture to which Parent Guarantor is a party or to which Parent Guarantor, its properties or assets may be subject;

(J) any (i) change to the location of its chief executive office/chief place of business from that specified in Section 3(a)(xix), (ii) change in the name or material change in the corporate structure (or the equivalent) of Parent Guarantor, or (iii) reincorporation or reorganization of Parent Guarantor under the laws of another jurisdiction;

(K) (i) any material penalties, sanctions or charges levied, or threatened to be levied, against Parent Guarantor or any adverse change or threatened change made in writing in its Approval status, (ii) the commencement of any material non-routine investigation or the institution of any proceeding or the threat in writing of institution of any proceeding against Parent Guarantor by any Agency, HUD, the FHA, the VA, the RD or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Parent Guarantor or (iii) the commencement of any material investigation, or the institution of any material proceeding or the threat in writing of institution of any material proceeding against Parent Guarantor or any Approved Originator by any city, county or municipal supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Parent Guarantor or any Approved Originator, except to the extent such information described in clauses (i) through (iii) above is prohibited from disclosure pursuant to applicable law;

(L) [reserved];

(M) any change to the date on which Parent Guarantor’s fiscal year begins from Parent Guarantor’s current fiscal year beginning date;

(N) any material settlement with, or issuance of a consent order by, any Governmental Authority;

(O) any final judgment or decree entered against Parent Guarantor or any of its respective Affiliates or Subsidiaries by a court, administrative tribunal or other body having jurisdiction involving a liability in excess of $75,000,000;

(P) that the representation and warranty set forth in Section 3(a)(ix) shall prove to have been false in any respect as of the time made; and

(Q) any change in any of the chief executive officer, chief financial officer or chief operating officer of Parent Guarantor.

(viii) Parent Guarantor shall (a) preserve and maintain its legal existence and all of its governmental licenses, authorizations, consents and approvals necessary for Parent Guarantor to conduct its business and to perform its obligations under this Guaranty and any other Principal Agreements, (b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (c) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (d) pay and discharge all income and other taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except (i) for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ix) Parent Guarantor shall, at its expense, promptly procure, execute and deliver to Buyer, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Parent Guarantor in this Guaranty.

(x) Parent Guarantor shall maintain an insurance policy, in a form and substance reasonably satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Parent Guarantor, or any officer, director, employee or agent of Parent Guarantor, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount required by Fannie Mae’s Selling Guide. Parent Guarantor shall not amend, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Buyer. Parent Guarantor shall or shall cause to be provided notice of cancellation or reduction in the terms of any such insurance.

(xi) As soon as reasonably possible, and in any event within five (5) Business Days after Parent Guarantor has knowledge or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Parent Guarantor setting forth details respecting such event or condition and the action, if any, that Parent Guarantor or any of its Affiliates or ERISA Affiliates, as applicable, propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Parent Guarantor or any of its Affiliates or ERISA Affiliates with respect to such event or condition):

(A) any Reportable Event or failure to meet minimum funding standards with respect to a Plan; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA with respect to a Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(B) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Parent Guarantor or an ERISA Affiliate of Parent Guarantor to terminate any Plan;

(C) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Parent Guarantor or its Affiliates or ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by Parent Guarantor or its Affiliates or ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Parent Guarantor or its Affiliates or ERISA Affiliates of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Parent Guarantor or its Affiliates or ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

(F) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) and Section 436 of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Parent Guarantor or its Affiliates or ERISA Affiliates fails to timely make a contribution or provide security to such Plan in accordance with the provisions of said Sections.

(xii) Parent Guarantor shall comply with the financial covenants contained in Exhibit A hereto or such financial covenants contained in any More Favorable Agreement pursuant to Section 9.15 of the Repurchase Agreement.

(xiii) [Reserved].

(xiv) Parent Guarantor shall not, either directly or indirectly, without the prior written consent of Buyer, make, directly or indirectly, any Restricted Payment; provided, however, that (a) any Subsidiary may make any Restricted Payment to the Parent Guarantor, to any wholly owned Subsidiary of the Parent Guarantor or to holders of its equity interests on a ratable basis, (b) the Parent Guarantor may make Restricted Payments payable solely in additional shares of its equity interests (other than Disqualified Capital Stock), (c) the Parent Guarantor may make Restricted Payments in the form of (i) equity pursuant to and in accordance with stock option plans or other benefit plans for directors or employees of the Parent Guarantor and its Subsidiaries, (ii) the cashless purchase of shares of its equity interests awarded under such plans from such employees to offset tax liabilities and the payment of any taxes associated with the vesting of such shares and (iii) cash to settle and terminate equity interests under such plans, (d) the Parent Guarantor may make any Restricted Payment within 60 days after the date of declaration thereof, if on the date of declaration such Restricted Payment would have complied with the provisions of this Section 3(b)(xiv), (e) the Parent Guarantor or any Subsidiary may carry out the Parent Guarantor’s existing share buy-back program and may make any Restricted Payment, in each case, so long as no Event of Default shall exist, and (f) the Parent Guarantor or any Subsidiary may make regular quarterly dividends so long as no Event of Default shall exist, as determined on the date such dividends are declared.

(xv) Except as contemplated herein with respect to transactions between Parent Guarantor and Seller, Parent Guarantor shall not, directly or indirectly, enter into any transaction with its Affiliates (other than any direct or indirect wholly owned Subsidiary), if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that Parent Guarantor may, without the prior written consent of Buyer, and provided that an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of Parent Guarantor’s business, (ii) is among Parent Guarantor and one or more of its direct or indirect wholly-owned Subsidiaries, (iii) constitutes normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of Parent Guarantor’s business, (iv) such transaction constitutes payment of reasonable and customary fees and reasonable out of pocket costs to, and indemnities provided to or on behalf of, directors, officers and consultants, (v) such transaction constitutes a Restricted Payment permitted under Section 3(b)(xiv) of this Guaranty or is consented to by Buyer or otherwise agreed to in writing between Buyer and Parent Guarantor, (vi) such transaction constitutes an Investment which is consented to by Buyer or otherwise agreed to in writing between Buyer and Parent Guarantor, or (vii) such transaction is upon fair and reasonable terms no less favorable to Parent Guarantor had Parent Guarantor entered into a comparable arm length’s transaction with a Person which is not an Affiliate.

(xvi) Parent Guarantor shall not, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets; (d) form or enter into any partnership, joint venture, syndicate or other combination which could be reasonably likely to result in a Material Adverse Effect with respect to Parent Guarantor; or (e) allow a Change of Control to occur with respect to Parent Guarantor; provided that, Parent

Guarantor may merge or consolidate with or into any Person in order to effect a Permitted Acquisition or an Investment, in each case, as consented to by Buyer or otherwise agreed to in writing between Buyer and Parent Guarantor (in each case, with the Parent Guarantor being the survivor thereof) so long as such Permitted Acquisition or Investment does not result in a Change of Control with respect to Parent Guarantor.

(xvii) Parent Guarantor shall provide notice if Parent Guarantor should amend, modify or otherwise change any of its organizational documents in any material respect, except if any such amendments, modifications or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that, Parent Guarantor shall deliver written notice to Buyer within thirty (30) days of any material amendment to its organizational documents.

(xviii) [Reserved].

(xix) Parent Guarantor shall provide notice of any change to its fiscal year-end from December 31 or any change to its method of determining fiscal quarters.

4. Right of Set-off. Buyer and its Affiliates (the “Buyer Parties”) shall have the right, upon the occurrence and during the continuance of an Event of Default, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other Debt at any time held or owing by the Buyer Parties to or for the credit of the account of Parent Guarantor against and on account of the obligations and liabilities of Parent Guarantor under this Guaranty, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Without limiting the generality of the foregoing, the Buyer Parties shall be entitled to set-off claims and apply property held by Buyer Parties with respect to any Transaction against obligations and liabilities owed by Parent Guarantor to the Buyer Parties with respect to any other Transaction. The Buyer Parties may set off cash, the proceeds of any liquidation of the Related Mortgage Loans or Purchased Assets and all other sums or obligations owed by the Buyer Parties to Parent Guarantor against all of Parent Guarantor’s obligations to the Buyer Parties, whether under this Guaranty, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer Parties’ right to recover any deficiency. Buyer agrees promptly to notify Parent Guarantor after any such set-off and application made by the Buyer Parties; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Notwithstanding anything to the contrary contained herein or in any Principal Agreement, if Parent Guarantor, Seller or any of their respective Affiliates (other than Excluded Subsidiaries) (each such entity, a “Guarantor Entity”) owes any obligation to Buyer, GS&Co. or any Affiliate thereof, including in its capacity as Buyer or Portfolio Hedge counterparty (each such entity, an “Buyer Entity”), such Buyer Entity may, without prior notice, aggregate, setoff and net: (i) any collateral pledged by any Guarantor Entity to any Buyer Entity or held or carried for any Guarantor Entity by any Buyer Entity; and (ii) any collateral required to be paid or returned by any Guarantor Entity to any Buyer Entity. Buyer agrees promptly to notify Parent Guarantor after any such set-off and application made by any Buyer Entity; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Parent Guarantor agrees that it shall instruct any counterparty to a Portfolio Hedge that has been pledged to Buyer pursuant to Section 4 and in connection with the security interest granted therein pursuant to Section 4, to, in the event that an Event of Default has occurred and is continuing under the Agreement and amounts are due and owing to Parent Guarantor pursuant to the terms of such Portfolio Hedge(s), including any payments in respect of the termination thereof, remit any and all such amounts directly to Buyer, who shall apply such amounts in accordance with in accordance with Section 4.8 of the Agreement, subject to Section 4.13 of the Agreement. Parent Guarantor further agrees that Parent Guarantor shall deliver, on or prior to pledging such Portfolio Hedge to Buyer pursuant to Section 4, evidence to Buyer that (i) such instruction has been made, (ii) such counterparty has acknowledged and agreed to such instruction, and (iii) such counterparty has acknowledged the grant, pledge and assignment of Parent Guarantor’s rights (but not its obligations) under such Portfolio Hedge and agreed that such grant, pledge and assignment does not violate any restrictions related thereto set forth in such Portfolio Hedge. Buyer and Parent Guarantor intend and agree that all such payments pursuant to this Section 4 shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8). The rights of Buyer under this Section 4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which it may have.

5. No Subrogation. Notwithstanding any payment or payments made by Parent Guarantor hereunder or any set-off or application of funds of Parent Guarantor by Buyer pursuant to any Principal Agreement, Parent Guarantor shall not be entitled to be subrogated to any of the rights of Buyer against Seller or any other guarantor or any collateral security or guarantee or right of set-off held by Buyer for the payment of the Guaranteed Obligations, nor shall Parent Guarantor seek or be entitled to seek any contribution or reimbursement from Seller or any other guarantor in respect of payments of the Guaranteed Obligations made by Parent Guarantor hereunder, until all amounts owing to Buyer by Seller on account of the Guaranteed Obligations are paid in full and the Agreement is terminated. If any payment of the Guaranteed Obligations shall be paid to Parent Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Parent Guarantor in trust for Buyer to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Buyer may determine.

6. Amendments, Etc. with Respect to the Guaranteed Obligations. Parent Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Parent Guarantor and without notice to or further assent by Parent Guarantor, any demand for payment by Parent Guarantor of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of set-off pursuant to the Principal Agreements, with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and the Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of set-off pursuant to the Principal Agreements at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Parent Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Parent Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Parent Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

7. Waiver of Rights. To the extent permitted by applicable law, Parent Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between Seller and Parent Guarantor, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Parent Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Parent Guarantor and Seller with respect to the Obligations.

8. Guaranty Absolute and Unconditional. Parent Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of the full and punctual payment by Seller of the Guaranteed Obligations only, and is in no way conditioned upon any requirement that Buyer first attempt to collect any of the Guaranteed Obligations from Seller and is made without regard to (a) the validity, regularity or enforceability of the Principal Agreements, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (b) any defense, set-off or counterclaim (other than a defense of payment) which may at any time be available to or be asserted by Seller against Buyer or (c) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Parent Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller from the Guaranteed Obligations, or of Parent Guarantor from this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Parent Guarantor, Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Parent Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Parent Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Parent Guarantor and the successors and assigns thereof, and shall inure to the benefit of Buyer and its successors, endorsees, transferees and permitted assigns, until all Guaranteed Obligations shall have been satisfied by payment in full and the satisfaction and discharge of the Agreement, notwithstanding that from time to time during the term of the Agreement, Seller may be free from any Guaranteed Obligations.

9. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if, at any time, payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent Guarantor or Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent Guarantor or Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

10. Payments. Parent Guarantor hereby guarantees that payments hereunder will be paid to Buyer without set-off or counterclaim in U.S. dollars in accordance with the wiring instructions of Buyer.

11. Intent. Parent Guarantor intends and acknowledges that (i) this Guaranty is a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code (except to the extent the term of the Transactions makes such term inapplicable), a “repurchase agreement” as that term is defined in Section 101(47)(A) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7)(A) of the Bankruptcy Code and (ii) this Guaranty is “credit enhancement” that is “related to” and provided “in connection with” the Agreement and each transaction thereunder and is within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code and (ii) a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and payments and transfers under this Guaranty constitute transfers made by, to, or for the benefit of a “financial institution,” “financial participant” or “repo participant” within the meaning of Section 101(22), 101(22A) and 101(46) of the Bankruptcy Code. It is understood and agreed that any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Section 561 of the Bankruptcy Code.

12. Notices. All notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Guaranty) shall be given or made in writing (including, without limitation, by electronic transmission, telex or telecopy) and delivered to the addresses:

if to Parent Guarantor:

Radian Group Inc.

550 East Swedesford Road, Suite 350

Wayne, Pennsylvania 19087

Attention: Bill Tomljanovic, Executive Vice President and Treasurer

With a copy to:

Radian Group Inc.

550 East Swedesford Road, Suite 350

Wayne, Pennsylvania 19087

Attention: David Beaning, Assistant General Counsel

if to Buyer:

Goldman Sachs Bank USA

2001 Ross Avenue, Suite 2800

Dallas, TX 75201

Attn: Rachel Harwood

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such communications shall be deemed to have been duly given when received by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

13. Severability; Counterparts. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Guaranty may be signed and delivered in more than one counterpart all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, emailed .pdf or any other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.

14. Integration. This Guaranty represents the agreement of Parent Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

15. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Parent Guarantor and Buyer; provided, that on any date on or prior to the date on which all obligations of Seller and Parent Guarantor under the Principal Agreements are fully satisfied, any provision of this Guaranty may be waived by Buyer by a written instrument executed by Buyer,

(b) Buyer shall not by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17. Successors and Assigns. This Guaranty shall be binding upon the successors and permitted assigns of Parent Guarantor and shall inure to the benefit of Buyer and its successors and assigns. This Guaranty may not be assigned by Parent Guarantor without the express written consent of Buyer.

18. Seller’s Financial Condition. Parent Guarantor assumes all responsibility for being and keeping itself informed of Seller’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Parent Guarantor assumes and incurs hereunder, and agrees that Buyer shall have no duty to advise Parent Guarantor of information known to it regarding such circumstances or risks.

19. Cooperation. Parent Guarantor agrees to execute any and all further documents, instruments and agreements as Buyer from time to time reasonably requests to evidence Parent Guarantor’s obligations hereunder.

20. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

21. SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE PRINCIPAL AGREEMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS AND AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) CONSENTS AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12 OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING; AND

(d) CONSENTS AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

22. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER PRINCIPAL AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

RADIAN GROUP INC., as Parent Guarantor

By:	/s/ J. Franklin Hall
Name: J. Franklin Hall
Title: Chief Financial Officer

[Signature Page to Guaranty Agreement]

Acknowledged and Agreed:

GOLDMAN SACHS BANK USA, as Buyer

By:	/s/ Charles Johnson
Name: Charles Johnson
Title: Authorized Signatory

[Signature Page to Guaranty Agreement]

SCHEDULE I

Parent Guarantor Subsidiaries

EXHIBIT “A”

Effective Date: 5/2/2022

Exhibit A

Financial Covenants

Parent Guarantor shall comply at all times with the following financial covenants or such financial covenants contained in any More Favorable Agreement pursuant to Section 9.15 of the Agreement:

a.	Parent Guarantor shall not permit the Total Adjusted Capital of the Radian Guaranty, Inc. and Radian Reinsurance, Inc. as of the end of any fiscal quarter to be less than $3,000,000,000;

b.

Parent Guarantor shall not permit its Consolidated Net Worth as of the last day of any fiscal quarter to be less than the sum of (i) $2,750,000,000, plus (ii) 50% of the positive amount, if any, of the cumulative Consolidated Net Income (loss) of Parent Guarantor and its Subsidiaries after December 7, 2021 (the “Reference Date”), plus (iii) 50% of the aggregate amount of all equity contributions to, or equity issuances of, the Parent Guarantor after the Reference Date. For the purpose of applying clause (iii) of the immediately preceding sentence to any equity issuance by the Parent Guarantor in respect of the conversion, settlement, repurchase or other retirement of any convertible notes, if any, issued after the date hereof by Parent Guarantor, the amount of such equity issuance will be the increase (if any) in the Parent Guarantor’s consolidated shareholders’ equity recorded in respect of such conversion, settlement, repurchase or other retirement, and such equity issuance shall result in the addition of an amount equal to 50% of the amount of such increase pursuant to such clause (iii) at the time such increase is recorded; provided, however, that if any repurchase by the Parent Guarantor of any common shareholder interests of the Parent Guarantor within 180 days of such conversion, settlement, repurchase or other retirement results in the Parent Guarantor recording a reduction of its consolidated shareholders’ equity, then the amount initially added pursuant to such clause (iii) in respect of such conversion, settlement, repurchase or other retirement shall be reduced (but not below zero) by an amount equal to 50% of the amount of such reduction at the time such reduction is recorded;

c.	Parent Guarantor shall not permit the Debt-to-Total Capitalization Ratio of the Parent Guarantor as of the end of any fiscal quarter to exceed 0.35:1.